Registration Statement No. 333-221336

Filed pursuant to Rule 424(b)(3)

Amendment dated April 9, 2018 to

Pricing Supplement No. 1, dated November 3, 2017, Pricing Supplement No. 4, dated November 3, 2017 and Pricing Supplement No. 5, dated November 3, 2017, in each case to Prospectus Supplement and Prospectus each dated November 3, 2017 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series F

Explanatory Note

On October 22, 2017,  Intercontinental Exchange (“ICE”) announced it had completed the acquisition of Bank of America Merrill Lynch Global Research division’s fixed income index platform, which included the MLCX Grains Index—Total Return (currently known as the ICE BofAML Commodity index eXtra (GRains)—Total Return).  ICE is not affiliated with Merrill Lynch Commodities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or any of their respective affiliates.  Since the acquisition, ICE has served as the Index Sponsor and Index Publisher with respect to the ELEMENTSSM Linked to the ICE BofAML Commodity index eXtra (GRains)—Total Return due February 14, 2023, and MLPF&S has had a licensing agreement with ICE to allow continued use of the index.

Linked to the ICE BofAML Commodity index eXtra (GRains)—Total Return

Due February 14, 2023

The following issuances involved scheduled settlement between March 6, 2018 and April 5, 2018:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	35.627%	$178,135	April 3, 2018

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between March 6, 2018 and April 5, 2018:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	61.141%	$611,410	April 5, 2018

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between March 6, 2018 and April 5, 2018:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,500,000	54.676%	$820,140	March 7, 2018
$2,700,000	54.676%	$1,476,252	March 8, 2018
$1,000,000	55.218%	$552,180	March 9, 2018
$3,000,000	55.218%	$1,656,540	March 9, 2018
$1,500,000	55.382%	$830,730	March 12, 2018
$2,100,000	54.852%	$1,151,892	March 15, 2018

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$13,300,000	54.716%	$7,277,279	$906.02	(1)

(1)                                 The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$906.02 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$9,183.33 as of the date hereof. After payment of the registration fee for this offering, US$8,277.31 remains available in SEK’s account for future registration fees.